MGP Ingredients, Inc. Annual Stockholders’ Meeting May 22, 2014

Certain Forward-Looking Statements Certain of the comments made in this presentation and in the question and answer session that follows may contain forward-looking statements relation to operations, financial condition and operating results of MGP Ingredients, Inc. and such statements involve a number of risks and uncertainties. These statements reflect management’s views as of today and we do not undertake to update them. We wish to caution you that these statements are only estimates and that actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Item 1A Risk Factors of our Annual Report on Form 10-K for the period ending December 31, 2013. Risk Factors in subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2014.

Governance • New Board & CEO Growth • Value & Scale Operations • Cost Reduction

Governance

A Stronger Foundation Supports our Future We acknowledge the difficulties we faced in 2013, both with the business and in the boardroom. Source: Chairman Cloud. L. “Bud” Cray, MGP 2013 Annual Report Board Changes CEO Search Incentive Comp.

Growth

249 338 401 471 500 2009 2010 2011 2012 2013E Growth in U.S. Craft Distillers Growth has been driven by a booming craft distilling industry. This segment has increased by 122 percent since 2009. Source: TTB 2013 Annual Report

New Products Sensory Lab Quality Control

6 x Number of custom mash bills Number of distinct whiskey blends from 6 to12 Growth in Brown Goods Since LDI Acquisition from 1 to12

18% 29% 51% 2014E Continued success in growing beverage portfolio 2012 Greater beverage customer access via Lawrenceburg acquisition 2010 More than four of five alcohol sales dollars were for industrial products Increasing High Value Distillery Sales

MGP’s new corn oil extraction process creates a higher value by-product with better margins.

Double-digit sales growth in nutritional bars and beverages creates opportunity for MGP’s protein products.

3-year growth in number of beverage customers Increase in production with LDI Growing Scale in MGP Beverage Alcohol 130% 175%

Operations

78.5% 13.0% 8.5% Note: Figures are approximates and derived from the 2012 fiscal year Grain Utilities Other Among our direct costs, grain and utilities represent the biggest opportunities for savings. Under MGP, the amount of natural gas used per gallon at Indiana has been reduced by 7%.

MGP’s presence in the corn belt is enhanced with access to major transportation networks. Atchison, KS MGP Pekin, IL ICP MGP Lawrenceburg, IN

6 x In 3 years output of proof gallons at Indiana grew by 10-year safety: lost time recorded in Atchison was reduced by In 3 years alcohol conversion cost was reduced by 24% Improving Plant Efficiencies & Safety 88% 88%

Growth Profitable Scale Operations Greater Cost Control Governance New Insights & Leadership

Setting the Stage for an Exciting Future

Questions & Answers